Exhibit 99.1

NEWS COPY
FOR IMMEDIATE RELEASE

VIASYSTEMS ANNOUNCES SECOND QUARTER 2013 RESULTS

ST. LOUIS, August 6, 2013 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the second quarter ended June 30, 2013.

Highlights

•	Net sales were $285.6 million in the quarter ended June 30, 2013, a year-over-year decrease of 3.8%, and a sequential increase over the immediately preceding quarter of 4.6%.

•	Giving pro forma effect to the May 2012 acquisition of DDi Corp., net sales for the quarter ended June 30, 2013, declined 16.2% year-over-year.

•	Operating income in the quarter ended June 30, 2013, was $4.5 million, or 1.6% of net sales.

•

Adjusted EBITDA in the quarter ended June 30, 2013, was $30.7 million, or 10.8% of net sales, compared with $44.7 million, or 15.0% of net sales, in the quarter ended June 30, 2012, and compared with $29.5 million, or 10.8% of net sales, in the immediately preceding quarter.

•	U.S. GAAP loss per basic and diluted share was $(0.52) for the quarter ended June 30, 2013, on approximately 20 million average shares outstanding.

•

Adjusted EPS was a loss of $(0.28) for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended June 30, 2012, and March 31, 2013, was $0.75 and $(0.39), respectively.

“While consolidated net sales for our second quarter were in line with analysts’ expectations, our earnings came in slightly below,” noted Viasystems’ Chief Executive Officer, David M. Sindelar. “However, I believe we gained momentum in the quarter and still expect to see sales and earnings improvements in the second half of the year. In particular, we have been awarded significant new projects in most of our end markets. These new project awards are a subset of a solid book-to-bill ratio in the second quarter. The new projects are also expected to complement our continued recovery from the setbacks we suffered in both our PCB and Assembly segments last year.”

“Like all manufacturers with a significant presence in China, we continue to face the challenges of increasing employment costs, and several provinces in China increased wages during the second quarter,” commented Sindelar. “In addition, we incurred costs for the new project ramp ups as well as increased priority shipping caused by capacity limitations related to last year’s site closure and factory fire in China. We expect the adverse cost effects of project ramp ups and priority shipping to decline following improved efficiencies in our manufacturing processes.”

“While the outlook for the global economy remains lackluster, most of our near-term challenges are within our control and our entire team is focused on execution to improve the bottom line,” observed Sindelar.

Financial Results

The company reported net sales of $285.6 million for the three months ended June 30, 2013. The year-over-year decrease of 3.8% was primarily the result of reduced demand in the automotive, industrial & instrumentation and computer/datacom end markets, partially offset by the sales attributable to the company’s acquisition of DDi on May 31, 2012. Giving pro forma effect to the acquisition of DDi, net sales for the quarter declined 16.2% year-over-year. The pro forma year-over-year decline was driven primarily by reduced demand across all of the company’s end markets. The company attributes this to the effects of i) softening global economic conditions, ii) reduced manufacturing capacity due to the involuntary closure of the company’s Huizhou, China printed circuit board factory that served primarily automotive customers, iii) inefficiencies and reduced manufacturing capacity levels related to the Guangzhou Fire and iv) reduced sales orders due to price competitiveness. Sequentially, net sales increased 4.6% in comparison to the first quarter of 2013. The sequential sales increase was driven by improved demand in the industrial & instrumentation, automotive and telecommunication end markets and increased capacity at the company’s Guangzhou factory as it recovered from the fire.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales was 81.4% for the quarter ended June 30, 2013, compared to 79.3% in the corresponding quarter a year ago, and compared to 80.3% in the immediately preceding quarter ended March 31, 2013. The primary contributors to the sequential increase were i) the higher level of Assembly sales as a percentage of total net sales, ii) increased costs of employment in China, and iii) increased freight costs.

Operating income was $4.5 million, or 1.6% of net sales, in the three months ended June 30, 2013, compared with $8.7 million, or 2.9% of net sales, for the second quarter of 2012, and compared with $2.6 million, or 0.9% of net sales, for the three months ended March 31, 2013.

Adjusted EBITDA, on a non-GAAP basis, was $30.7 million, or 10.8% of net sales, for the three months ended June 30, 2013, compared with $44.7 million, or 15.0% of net sales, for the second quarter of 2012, and compared with $29.5 million, or 10.8% of net sales, for the three months ended March 31, 2013. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended June 30, 2013, net loss was $(10.3) million, of which $(10.4) million was attributable to common stockholders, and resulted in $(0.52) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended June 30, 2013, was a loss of $(0.28). A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the second quarter of 2013 were $240.7 million and $4.7 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $240.4 million and $15.1 million, respectively, for the second quarter of 2012, and compared with Printed Circuit Boards segment net sales and operating income of $241.0 million and $3.7 million, respectively, for the quarter ended March 31, 2013. Solid demand for PCBs used in the company’s automotive, telecom and military/aerospace end markets was offset by soft demand in the company’s computer/datacom and industrial & instrumentation end markets during the quarter ended June 30, 2013.

Net sales and operating loss in the company’s Assembly segment for the second quarter of 2013 were $44.9 million and $(0.1) million, respectively, compared with Assembly segment net sales and operating income of $56.5 million and $1.6 million, respectively, for the second quarter of 2012 and compared with Assembly segment net sales and operating loss of $31.9 million and $(1.0) million, respectively, for the quarter ended March 31, 2013. Compared to the second quarter of 2012, Assembly segment net sales decreased in the industrial & instrumentation end market, but increased or was flat in all of our other end markets. Compared to the immediately preceding three months ended March 31, 2013, increased Assembly segment net sales to customers in our industrial & instrumentation and telecommunication end markets were responsible for the segment’s sequential improvement.

Pro Forma Information

The company’s net sales of $285.6 million for the quarter ended June 30, 2013 declined by approximately 16.2% compared to approximately $341.0 million pro forma combined net sales of Viasystems and DDi for the three months ended June 30, 2012, which included approximately $44.1 million of net sales by DDi. Year-over-year, pro forma net sales decreased in all end markets.

Cash and Working Capital

Cash and cash equivalents at June 30, 2013, were $73.9 million, compared with $74.8 million at December 31, 2012. Cash provided by operating activities during the six months ended June 30, 2013, was $40.4 million. The company’s cash cycle metric of 34.7 days at June 30, 2013 was in line with expectations. During six months ended June 30, 2013, the company used a net of approximately $22.3 million cash for interest payments and used a net of approximately $3.9 million cash for payment of income taxes.

During the six months ended June 30, 2013, the company used a net $39.2 million of cash for investing activities. In particular, capital expenditures during the six months ended June 30, 2013, were $39.5 million. During the six months ended June 30, 2013, approximately $16.5 million of capital expenditures were incurred in connection with capacity expansion, relocation of facilities, replacement of fire-damaged equipment and other special projects.

During the six months ended June 30, 2013, financing activities used a net $2.2 million of cash, including approximately $1.6 million of cash used to make scheduled debt payments and $0.6 million cash used for withholding taxes related to net share settlements of vested stock compensation.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from Adjusted EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 3:30 p.m. Eastern Time today, August 6, 2013. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 23478079. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2013, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 15,300 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

Contacts

Kelly Wetzler

SVP Corporate Development

314-746-2217

kelly.wetzler@viasystems.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2700

emannion@saphireir.com

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Net sales	$285,553	$272,940	$296,861
Operating expenses:
Cost of goods sold, exclusive of items shown separately	232,448	219,058	235,556
Selling, general and administrative	25,001	27,693	31,228
Depreciation	21,878	21,958	18,579
Amortization	1,678	1,678	802
Restructuring and impairment	—	—	1,958

Operating income	4,548	2,553	8,738
Other expense (income):
Interest expense, net	11,259	11,199	12,144
Amortization of deferred financing costs	724	725	766
Loss on early extinguishment of debt	—	—	24,234
Other, net	941	748	(710)

Loss before income taxes	(8,376)	(10,119)	(27,696)
Income taxes	1,892	3,163	5,342

Net loss	$(10,268)	$(13,282)	$(33,038)

Less:
Net income attributable to noncontrolling interest	101	173	271

Net loss attributable to common stockholders	$(10,369)	$(13,455)	$(33,309)

Basic loss per share	$(0.52)	$(0.67)	$(1.67)

Diluted loss per share	$(0.52)	$(0.67)	$(1.67)

Basic weighted average shares outstanding	20,010,029	19,994,820	19,990,628

Diluted weighted average shares outstanding	20,010,029	19,994,820	19,990,628

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

( dollars in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,870	$74,816
Accounts receivable, net	186,869	183,148
Inventories	114,371	111,029
Prepaid expenses and other	37,563	38,838

Total current assets	412,673	407,831
Property, plant and equipment, net	422,818	427,968
Goodwill and other noncurrent assets	265,537	270,382

Total assets	$1,101,028	$1,106,181

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$11,356	$12,250
Accounts payable	176,696	161,890
Accrued and other liabilities	84,288	90,812

Total current liabilities	272,340	264,952
Long-term debt, less current maturities	562,566	563,446
Other non-current liabilities	51,700	45,926

Total liabilities	886,606	874,324

Total stockholders’ equity	214,422	231,857

Total liabilities and stockholders’ equity	$1,101,028	$1,106,181

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

( dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2013	2012
Net cash provided by operating activities	$40,430	$32,152

Cash flows from investing activities:
Capital expenditures	(39,496)	(52,490)
Proceeds from disposals of property	297	102
Acquisition of DDi, net of cash acquired	—	(253,464)
Acquisition of remaining interest in Huizhou, China facility	—	(10,106)

Net cash used in investing activities	(39,199)	(315,958)

Cash flows from financing activities:
Repayment of Senior Subordinated Convertible Notes Due 2013	(895)	—
Repayments of borrowings under mortgages, capital leases and credit facilities, net of borrowings	(670)	(82)
Withholding taxes related to stock awards	(612)	—
Proceeds from 7.875% Senior Secured Notes	—	550,000
Repayment of 12.0% Senior Secured Notes	—	(236,295)
Financing and other fees	—	(16,006)

Net cash (used in) provided by financing activities	(2,177)	297,617

Net change in cash and cash equivalents	(946)	13,811
Beginning cash	74,816	71,281

Ending cash	$73,870	$85,092

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	June 30, 2013		March 31, 2013		June 30, 2012(a)
Net sales by segment
Printed Circuit Boards (a)	$240.7	84%	$241.0	88%	$240.4	81%
Assembly	44.9	16%	31.9	12%	56.5	19%

	$285.6	100%	$272.9	100%	$296.9	100%

(a)	Excludes $44.1 net sales by DDi Corp. during the three months ended June 30, 2012 prior to its acquisition.

	Percentage of Net Sales			Net Sales Change
	Three Months Ended			Sequential:	Year/Year:
	June 30,	March 31,	June 30,	2Q13 vs	2Q13 vs
	2013	2013	2012 PF (b)	1Q13	2Q12 PF (b)
Net sales by end market
Automotive	30%	29%	30%	8%	(18)%
Industrial & Instrumentation	26%	25%	29%	11%	(23)%
Telecommunications	17%	16%	15%	9%	(5)%
Computer and Datacommunications	16%	18%	17%	(9)%	(20)%
Military and Aerospace	11%	12%	9%	(2)%	(1)%

	100%	100%	100%	5%	(16)%

(b)	Includes the effects of $44.1 net sales by DDi Corp. during the three months ended June 30, 2012 prior to its acquisition.

	2Q13	1Q13	4Q12	3Q12	2Q12(c)
Working capital metrics
Days’ sales outstanding	58.9	59.1	60.2	59.0	58.8
Inventory turns	8.1	8.0	7.9	8.8	8.0
Days’ payables outstanding	68.5	68.0	66.7	66.1	70.0
Cash cycle (days)	34.7	35.9	39.3	33.7	33.8

(c)	Adjusted for the effects of working capital acquired from DDi Corp.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Operating income	$4.5	$2.6	$8.7
Add-back:
Depreciation and amortization	23.6	23.6	19.4
Non-cash stock compensation expense	2.6	3.2	2.7
Restructuring and impairment	—	—	2.0
Costs relating to acquisitions and equity registrations	—	0.1	11.9

Adjusted EBITDA	$30.7	$29.5	$44.7

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Net loss attributable to common stockholders (GAAP)	$(10,369)	$(13,455)	$(33,309)
Adjustments:
Non-cash stock compensation expense	2,597	3,207	2,669
Amortization	2,403	2,403	1,568
Loss on early extinguishment of debt	—	—	24,234
Restructuring and impairment	—	—	1,958
Costs related to acquisitions and equity registrations	31	124	11,925 (a)
Transition period interest	—	—	4,169 (b)
Non-cash interest	—	—	266
Special income taxes	(183)	(29)	1,716
Income tax effects of adjustments	(39)	(43)	(44)

Adjusted net (loss) income attributable to common stockholders	$(5,560)	$(7,793)	$15,152

Diluted weighted average shares outstanding	20,010,029	19,994,820	20,252,446

Diluted loss per share (GAAP)	$(0.52)	$(0.67)	$(1.67)

Adjusted EPS	$(0.28)	$(0.39)	$0.75

(a)	Includes i) approximately $7,978 fees and expenses related to the acquisition of DDi, plus ii) $3,947 representing the fair value write-up of inventories purchased in connection with the DDi acquisition.
(b)	Represents i) approximately $2,200 cash interest expense on the 12.0% 2015 Notes incurred during the “call period” between the April 30, 2012 issuance date of the 7.875% 2019 Notes and the May 30, 2012 final termination date of the 12.0% 2015 Notes, plus ii) approximately $1,969 cash interest expense on the 7.875% 2019 Notes between the April 30, 2012 issuance of the 2019 Notes and the May 31, 2012 acquisition date of DDi.